EXHIBIT 99.1

Spirit Airlines Reports June 2013 Traffic

Miramar, Florida (July 10, 2013) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for June 2013 and year-to-date 2013.
Traffic (revenue passenger miles) in June 2013 increased 25.2 percent versus June 2012 on a capacity (available seat miles) increase of 22.0 percent. Load factor for June 2013 was 88.3 percent, an increase of 2.2 points as compared to June 2012. Spirit's preliminary completion factor for June 2013 was 98.3 percent.
"We continue to be pleased with how customers are responding to our strategy of liberating cities from high fares," said Ben Baldanza, Spirit's Chief Executive Officer.  "We experienced strong demand during the second quarter which produced revenue that was in line to slightly better than our expectations.  Based on our current booking trends we expect to see continued demand strength throughout the summer."
The following table summarizes Spirit's traffic results for the month and year-to-date ended June 30, 2013 and 2012.

	June 2013	June 2012	Change
Revenue passenger miles (RPMs) (000)	1,030,017	822,653	25.2%
Available seat miles (ASMs) (000)	1,165,979	955,670	22.0%
Load Factor	88.3%	86.1%	2.2 pts
Passenger flight segments	1,082,497	913,166	18.5%
Average stage length (miles)	941	891	5.6%
Total departures	7,783	6,770	15.0%

	YTD 2013	YTD 2012	Change
Revenue passenger miles (RPMs) (000)	5,592,403	4,592,013	21.8%
Available seat miles (ASMs) (000)	6,547,470	5,415,930	20.9%
Load Factor	85.4%	84.8%	0.6 pts
Passenger flight segments	5,878,652	4,962,319	18.5%
Average stage length (miles)	938	907	3.4%
Total departures	43,623	37,769	15.5%

Second Quarter 2013 Guidance
The Company estimates its total revenue per ASM (RASM) for the second quarter 2013 decreased 2.5 to 3.5 percent year-over-year, which is in line to slightly better than we previously expected.

The Company's second quarter 2013 cost per available seat mile (CASM), excluding special items and unrealized mark-to-market hedge gains, is estimated to be between 9.76 cents and 9.81 cents. Spirit estimates its CASM ex-fuel for the second quarter was between 5.98 cents and 6.03 cents. This CASM ex-fuel estimate is in line with the Company's previous guidance range.

The following table summarizes Spirit's updated guidance for the second quarter 2013. All data is based on preliminary estimates and is subject to change.

	2Q13E

Total revenue per ASM (RASM) year-over-year % change	(2.5)% to (3.5)%

Operating Expense per ASM (CASM) (cents)
CASM (1)	9.97	-	10.02
Less: Unrealized mark-to-market losses per ASM (2)	0.21
CASM excluding unrealized mark-to-market losses	9.76	-	9.81
Less: Economic fuel expense per ASM (3)	3.78
CASM ex-fuel	5.98	-	6.03

Fuel Expense per Gallon($)
Fuel cost	$3.20
Less: Unrealized mark-to-market losses (2)	0.17
Economic fuel cost (3)	$3.03

Fuel gallons (thousands)	42,683

Effective Tax Rate	37%

Wtd. Average Share Count (thousands)
Basic	72,593
Diluted	72,922

Footnotes

(1)	Excludes special items.

(2)	Unrealized mark-to-market losses are comprised of estimated non-cash adjustments to aircraft fuel expense.

(3)	Includes fuel taxes, into-plane fuel cost, and fuel hedge losses currently expected to be realized during the second quarter 2013.

About Spirit Airlines
Spirit Airlines (NASDAQ: SAVE) empowers customers to save money on air travel by offering ultra low base fares with a range of optional services, allowing customers the freedom to choose only the extras they value. This innovative approach grows the traveling market and stimulates new economic activity while creating new jobs. Spirit's modern fleet, configuration and other innovations enable Spirit to burn less fuel per seat than competitors, making Spirit one of the most environmentally-friendly U.S. carriers. Spirit's all-Airbus fleet currently operates approximately 250 daily flights to over 50 destinations in the U.S., Latin America and Caribbean. Visit Spirit at www.spirit.com.

Forward-Looking Statements
Statements in this release contain various forward-looking statements within the meaning Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations or beliefs concerning future events. When used in this release, the words “expects,” “estimates,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Similarly, statements that describe the Company's objectives, plans or goals, or actions the Company may take in the future, are forward-looking statements. Forward-looking statements include, without limitation, statements regarding the Company's guidance and estimates for the second quarter 2013, including expectations regarding revenue, RASM, load factor, capacity, CASM, CASM ex-fuel, fuel expense, economic fuel cost, expected unrealized mark-to-market fuel hedge gains and losses, fuel volume, and tax rate. All forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company has no intent, nor undertakes any obligation to, publicly update or revise any of these projections, whether as a result of new information, future events or otherwise, except as required by law. Forward-looking statements are subject to a number of factors that could cause the Company's actual results to differ materially from the Company's expectations, including the competitive environment in the airline industry; the Company's ability to keep costs low; changes in fuel costs; the impact of worldwide economic conditions on customer travel behavior; the Company's ability to generate non-ticket revenues; and government regulation. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

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Investor Relations Contact:
DeAnne Gabel
Director, Investor Relations
InvestorRelations@spirit.com
954-447-7920

Media Contact:
Misty Pinson
Director, Corporate Communications
mediarelations@spirit.com
954-628-4827

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